EXHIBIT 10.16

August 8, 2004

Via Mail / Fax: 612-330-9894

Mr. Steve Markham
Senior Merchandiser
Commodity Specialists Co.
310 South Bldg.
Grain Exchange Bldg.
301 Fourth Ave. South
Minneapolis, MN 55415

Dear Steve:

     We are pleased to update this proposal covering 100-150 new 6351 cubic foot covered hopper cars for the Granite Falls plant.

     Thank you for your continued interest in these hopper cars. The following proposal will demonstrate Trinity Rail’s ability to meet this current need for hopper cars required by CSC and your DDG customers.

Sincerely, /s/ Kerry Stokes Kerry Stokes Vice President, Sales Trinity Rail Group, LLC D40201

cc:	Tim Schitter Kimberly Myers

Enc:	Specifications to follow

PRICING AND TERMS

CUSTOMER	Commodity Specialists Company

CAR DESCRIPTION	6351 Cubic foot capacity, 286,000 lb.
GRL Covered Hopper car with 24”
Trough Hatch and (4) 30” X 30” Gravity
Gates, per Trinity Rail Specification
Number L-40433 dated July 23, 2004 to
follow under separate cover.

QUANTITY	75 Cars

FULL SERVICE LEASE PROPOSAL	$640 per month for a 5 year term

LEASE RATE PER CAR	$625 per month for a 7 year term

The lease rates offered herein are based upon current steel and other raw material costs of our manufacturing affiliate which may fluctuate subsequent to this offer. As such, we reserve the right to adjust the offered lease rate $0.90 for each $100 in additional costs incurred by our manufacturing affiliate directly or indirectly as a result of cost increases in steel or other raw materials. Any such adjustment will be communicated in writing to you and will be reflected in the effective lease rate determined on or before the date of delivery of any cars ordered pursuant to this offer.

TERMS AND CONDITIONS	The terms and conditions of the lease offer will be governed by the Trinity Industries Leasing Company (“TILC”) lease agreement.

DELIVERY	Commencing July 05 /s/ Branjam Deliver is to Granite Falls, MN Freight Included in lease rate offered.

PROPOSAL CONDITIONS AND QUALIFICATIONS

This proposal is subject to modifications or adjustments due to changes arising from a final agreement on the specification of the subject equipment. This agreement is expected to result from an engineering and production-planning meeting between Commodity Specialists Co and Trinity Rail. The adjustments, if any, may include, but are not limited to sales price or lease rates, car specifications and delivery quoted.

The manufacturing and administrative processes will be in accordance with Trinity AAR-Certified Quality Assurance System. Steel surface and exterior coatings are quoted in accordance with Trinity Quality Standards QS-1024, QS-1026 and QS-1038 (to be discussed during specification review meeting).

This offer is subject to the TILC Lease Agreement or Trinity Terms and Conditions. Any agreement will be subject to Trinity credit approval. Delivery timing will be subject to prior commitment of production space. This proposal is valid until August 30,2004.

For your convenience, a space is provided below which allows you to select your option and sign the proposal to confirm your order. The confirmed order can be faxed to our office at 530-571-5724.

AGREED AND ACCEPTED BY:
COMMODITY SPECIALISTS COMPANY

/s/ Tom Branham Signature TOM BRANHAM Printed Name CEO/General Manager Title 8-13-04 Date